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Exhibit 23.1

Consent of Independent Auditors

        We consent to the reference to our firm under the caption "Experts" in the Registration Statement on Form S-8 pertaining to the 2,875,000 shares issuable upon the exercise of the options under the Option Care, Inc. Amended and Restated Stock Incentive Plan and to the incorporation by reference therein of our report dated February 15, 2002, except for Note 12 as to which the date is March 29, 2002, with respect to the consolidated financial statements and schedule of Option Care, Inc. included in its Annual Report on Form 10-K for the year ended December 31, 2001, filed with the Securities and Exchange Commission.

                      /s/ Ernst & Young LLP

Chicago, Illinois
August 22, 2002

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  Exhibit 23.1